                                                                   EXHIBIT 12.1

               Computation of Ratios of Earnings to Fixed Charges
                                   (unaudited)


                                                  January 31,      January 2,    January 1,    December 30,       December 29,
                                                       1998             1999          2000            2000              2000
                                                  (53 weeks)       (48 weeks)      (52 weeks)    (52 weeks)         (52 weeks)
                                                  ----------       ----------      ----------    ----------         ----------
                                                          (in millions of United States dollars, except ratios)
Earnings available for fixed charges
   Income before income taxes, minority interest
      and equity income                             0.5             (101.2)         16.7             47.2               63.5
   Fixed charges                                    33.3            39.0            38.9             35.4               37.0
   Minority interest in pre-tax income of
      subsidiaries that have not incurred fixed
      charges                                       (0.2)           0.1             -                -                  (0.4)
                                                    ------------------------------------------------------------------------
                                                    33.6            (62.1)          55.6             82.6              100.1
                                                    ------------------------------------------------------------------------

Fixed charges
   Interest expense (1)                             28.9            35.1            35.8             32.1               33.8
   Interest allocated to discontinued operations    1.8             0.9             0.3              -                  -
   Interest portion of lease expense                2.6             3.0             2.8              3.3                3.2
                                                    ------------------------------------------------------------------------
                                                    33.3            39.0            38.9             35.4               37.0
                                                    ------------------------------------------------------------------------

Ratio of earnings to fixed charges                  1.0x            (1.6)x          1.4x              2.3x               2.7x
                                                    ------------------------------------------------------------------------

         (1) Includes amortization of deferred debt financing fees and original issue discount.